EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is made this 13th day of August, 2002 between U.S. Wireless Data, Inc., a Delaware corporation (the “Company”), and Adi Raviv (the “Executive”), an individual who presently resides at 320 East 72nd Street, New York, NY 10021.

        WHEREAS, the parties hereto wish to enter into an employment agreement to document the employment of the Executive as Executive Vice President and Chief Financial Officer of U.S. Wireless Data, Inc., and to set forth certain additional agreements between the Executive and the Company.

        NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

        1. TERM. The Company will employ the Executive, and the Executive will serve the Company, under the terms of this Agreement for an initial term of two (2) years, commencing on the date hereof. Effective as of the expiration of such initial two-year term and as of each anniversary date thereof, the term of this Agreement shall be extended for an additional twelve (12) month period unless, not later than three (3) months prior to each such respective date, the Company shall have given notice to the Executive, or the Executive shall have given notice to the Company that the term shall not be so extended. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated, as provided in Section 4 hereof. The term of this Agreement, as in effect from time to time in accordance with the foregoing, shall be referred to herein as the “Term.” The period of time between the commencement and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

        2. EMPLOYMENT.

                 a. Position. The Company hereby employs the Executive for the Employment Period as its Executive Vice President and Chief Financial Officer on the terms and conditions set forth in this Agreement.

                 b. Authority and Duties. The Executive shall perform all duties and functions and discharge such responsibilities as are customarily performed by the Chief Financial Officer of a similarly situated publicly-held company, and, in addition, all duties, functions and responsibilities specified by the Chief Executive Officer of the Company to the extent such specifications are consistent with the Executive's position as Chief Financial Officer. Without limiting the generality of the foregoing, throughout the Employment Period and any extension thereof, the Executive shall report directly to the Chief Executive Officer of the Company. During the Employment Period, the Executive shall devote his full business time, skill and efforts to the business of the Company. Notwithstanding the foregoing, the Executive may (i) make and manage passive personal business investments of his choice (in the case of publicly held corporations not to exceed 1% of the outstanding voting stock; except for his current holdings of THCG, Inc.) and serve in any capacity with any civic, educational or charitable organization, any trade association, or with THCG Liquidating Trust, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder, and (ii) with the approval of the Board, which approval shall not be unreasonably withheld, serve on the boards of directors of other corporations. The Company acknowledges and approves of the fact that Executive currently serves on the boards of directors of Al-Bawaba.com, Inc., Global Credit Services, Inc. and Real Time Image Inc.

        3. COMPENSATION AND BENEFITS.

                 a. Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of no less than $150,000 and $225,000 per annum, respectively, for Executive’s first and second years of employment, payable in arrears not less frequently than bi-monthly in accordance with the normal payroll practices of the Company. Such base salary shall be subject to review each year worked; however, each party agrees that while there has been no promise or other inducement to Executive that his salary will be increased upon any such review(s), there is a commitment that such base salary may not be reduced.

                 b. Annual Cash Bonus. During the Employment Period, the Executive shall have the opportunity to earn an annual cash bonus. The payment of any annual bonus shall be contingent upon the achievement of certain corporate and/or individual performance goals established by the Board in its discretion.

                 c. Equity Participation. The Company’s Board of Directors has approved that the Executive be granted two types of options to purchase shares of common stock. Type I options shall consist of options to purchase 111,940 shares of common stock of the Company at an exercise price equal to the closing price of the Company’s stock on the Executive’s first day of employment, subject to the Company’s “2000 Stock Option Plan.” The aforementioned options will vest over the course of one year in equal, prorated increments as follows: one-twelfth, or 9,328 options, will vest each and every month over the course of Executive’s first year of employment except that the first month’s installment shall be for 9,332 shares. Type II options shall consist of two hundred and fifty thousand (250,000) shares of common stock of the Company at an exercise price equal to the closing price of the Company's stock on the Executive's first day of employment, subject to the Company’s “2000 Stock Option Plan.” The aforementioned options will vest as follows: twenty-five percent (25%), or 62,500, will vest immediately and the remaining seventy-five percent (75%), or 187,500, will vest at the rate in accordance with the 2000 Stock Option Plan. Upon the occurrence of a Change in Control, as such term is defined in Section 4.b. (3) below, all outstanding options granted by the Company to the Executive during the Employment Period shall become immediately vested and exercisable, subject to the other terms of the option(s) and the 2000 Stock Option Plan.

                 d. Annual Option Bonus. During the Employment Period, the Executive may have the opportunity to earn an annual stock option bonus. The payment of any such stock option bonus shall be contingent upon the achievement of certain corporate and/or individual performance goals established by the Chief Executive Officer and the Board in their discretion. Upon the occurrence of a Change of Control, as such term is defined in Section 4(e) below, all outstanding options granted by the Company to the Executive during the Employment Period shall become immediately vested and exercisable, subject to the other terms of the option(s).

                 e. Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, the Executive shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company. For purposes of the benefits described in this subparagraph (e), Executive’s annual base salary shall be considered to be $225,000 to the extent permitted by law, regulation and the terms of the Company's benefit programs.

                 f. Business Expenses. During the Employment Period, the Company shall reimburse the Executive for all documented reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, in accordance with the Company's policies as such may be in effect from time to time.

                 g. Indemnification. During the Employment Period and thereafter, the Company shall indemnify the Executive to the fullest extent permitted by applicable law. The Company shall enter into an Indemnification Agreement with Executive (“Indemnification Agreement”), the terms of which shall govern Executive’s rights to indemnification. At all times throughout the Employment Period, the Company shall maintain director and officer insurance in the amount of no less than $5 million and shall maintain adequate cash reserves to insure that the Company is capable of paying the premium(s) for such policy.

        4. TERMINATION OF EMPLOYMENT.

                 a. Termination for Cause. The Company may at any time terminate the Executive’s employment hereunder for cause. For purposes of this Agreement and subject to the Executive’s opportunity to cure as provided in Section 4(c) hereof, the Company shall have “cause” to terminate the Executive’s employment hereunder if such termination shall be the result of:

                         (1) Willful fraud or dishonesty in connection with the Executive’s performance hereunder except to the extent the Executive proves such dishonesty was both unintentional and covered only a matter which was de minimis;

                         (2) The failure by the Executive to perform his material duties hereunder or any other material breach by the Executive of this Agreement;

                         (3) The failure by the Executive to follow, in a material manner, the lawful directions of or the policies established by the Board of Directors or the Chief Executive Officer of the Company;

                         (4) The conviction for, or plea of nolo contendere to, a charge of commission of a felony or crime involving moral turpitude;

                         (5) The Executive’s performance of any services under this Agreement while under the influence of drugs, alcohol, or any controlled substance except, with respect to controlled substances only, to the extent the Executive proves (a) his taking of such controlled substances was prescribed by a medical doctor to treat a medical problem, (b) such controlled substance was used only in accordance with said doctor’s instructions, and (c) taking such controlled substance does not and did not adversely effect the Executive’s job performance during more than a de minimis period of time;

                         (6) The Executive acting in a manner, which damages or could reasonably expect to damage the business or reputation of the Company.

                         The parties agree that each of the foregoing breaches, events, crimes, behaviors, acts, inactions or occurrences constitutes independent grounds for “cause” and the failure of any breach, event, crime, behavior, act, inaction or occurrence to constitute “cause” under any paragraph of this Section 4.a. shall not prevent that same breach, event, crime, behavior, act, inaction or occurrence from constituting “cause” under a different paragraph of this Section 4.a.

                 b. Termination for Good Reason. The Executive shall have the right at any time to terminate his employment with the Company at any time and for any reason upon thirty (30) days’ prior written notice to the Company. For purposes of this Agreement and subject to the Company’s opportunity to cure as provided in Section 4(c) hereof, the Executive shall have “good reason” to terminate his employment hereunder if such termination shall be the result of:

                         (1) A breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof;

                         (2) A material breach by the Company of any other term of this Agreement.

                         (3) A “Change in Control” of the Company, as such is defined in Section 4(e) herein.

                         (4) A move by the Company of its executive offices outside of Manhattan and beyond a reasonable commuting distance.

                         (5) A relocation by the Company of its executives to an office outside of Manhattan and beyond a reasonable commuting distance.

                 c. Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company’s right to terminate the Executive’s employment for “cause” and the Executive’s right to terminate his employment for “good reason” that (1) the party seeking the termination shall first have given the other party written notice stating with specificity the reason for the termination (“breach”) and (2) if such breach is reasonably susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be reasonably cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

                 d. Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of the Executive. The Employment Period may be terminated by the Company if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of three (3) or more consecutive months from the first date of the Executive’s absence due to the disability (“Disability”). If the Employment Period is terminated by reason of a Disability of the Executive, the Company shall give thirty (30) days' advance written notice to that effect to the Executive.

                 e. Definition of Change in Control. A “Change in Control” shall be deemed to have taken place if the following events occur:

                         (1) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as the ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

                         (2) Individuals who, as of the date hereof (the “Effective Date”), constitute the Board of Directors of the Company (as of the Effective Date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the Executive shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                         (3) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

                         (4) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or dispositions by the Company of all or substantially all of the Company's assets.

        5. CONSEQUENCES OF TERMINATION.

                 a. Termination Without Cause or for Good Reason. In the event of termination of the Executive’s employment hereunder by the Company without “cause” (other than upon death or Disability) or by the Executive for “good reason” (each as defined in Section 4 hereof), the Executive shall be entitled to the following severance pay and benefits:

                         (1) Severance Pay. If terminated during the initial two-year Term, or any extension Term, Executive shall receive severance payments for the remainder of the Term or any extension Term in regular payroll increment payments; however, in no event shall the Executive receive severance payments for a period less than six months following such termination (the “Severance Period.”) The amount of severance payments throughout the entire Severance Period shall be at a rate of the Executive’s base salary at the time of termination. In the event the Executive terminates this agreement for “good reason” due to a Change in Control as defined in section 4e hereof, the Executive shall be paid by the Company the severance pay as outlined above, plus an amount equal to the Executive’s most recent annual cash bonus. Such cash bonus shall be divided by the number of months remaining in the Severance Period with the quotient being added to each regular payroll payment to the Executive throughout the Severance Period. In addition, any accrued but unpaid bonus shall be paid in full. For purposes of this subparagraph 5.a.(1), Executive’s annual base salary shall be considered to be $225,000.

                         (2) Benefits Continuation. Continuation for the Severance Period of coverage under the group medical care, disability and life insurance benefit plans or arrangements in which the Executive is participating at the time of termination; provided, however, that the Company’s obligation to provide such coverage shall be terminated if the Executive obtains comparable substitute coverage from another employer at any time during the Severance Period. The Executive shall be entitled, at the expiration of the Severance Period, to elect continued medical coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto); and

                         (3) Stock Options and Warrants. Any Options or Warrants to purchase shares of the Company’s Common Stock held by the Executive immediately prior to termination of employment within six months of a Change of Control or upon a termination by the Company without Cause or by Executive for Good Reason shall become immediately vested and exercisable, subject to the other terms of the Option or Warrant itself.

                 b. Other Terminations. In the event of termination of the Executive’s employment hereunder for any reason other than those specified in Section 5(a) hereof, the Executive shall be paid salary for a period of two (2) months following such termination except as may otherwise be provided under award agreements relating to the Executive or applicable law. In addition, the Executive shall be entitled to retain his employee benefits and stock warrant and option rights for such two (2) month period except as may otherwise be provided under award agreements relating to the Executive, the applicable benefit plans, the warrant itself, the applicable option plans or applicable law.

        6. CONFIDENTIALITY. The Executive agrees that he will not at any time during the Term hereof or at any time for a period of 3 years thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Company, including, without limiting the generality of the foregoing, the techniques, methods or systems of its operation or management, any information regarding its financial matters, or any other material information concerning the business of the Company, its manner of operation, its plans or other material data. The provisions of this Section 6 shall not apply to (i) information that is public knowledge other than as a result of disclosure by the Executive in breach of this Section 6; (ii) information disseminated by the Company to third parties in the ordinary course of business; (iii) information lawfully received by the Executive from a third party who, based upon inquiry by the Executive, is not bound by a confidential relationship to the Company; or (iv) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over the Executive.

        7. INVENTIONS. The Executive is hereby retained in a capacity such that the Executive’s responsibilities include the making of managerial contributions of value to the Company. The Executive hereby assigns to Company all right, title and interest in such contributions made or conceived by the Executive alone or jointly with others during the Employment Period which relate to the business or of the Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. The Executive shall promptly and fully disclose all such contributions and inventions to the Company and assist the Company in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by the Executive which are not related to the business of the Company, will remain the property of the Executive.

        8. NON-COMPETITION. The Executive agrees that he shall not during the Employment Period and, if applicable, the Severance Period, without the approval of the Chief Executive Officer, directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any “Competitive Business” within the United States. For purposes of the foregoing, the term “Competitive Business” shall mean any business involved in development, marketing, sale or support of products or services which can reasonably be expected to directly cause customers not to use the Company’s products or services. Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period applicable above from acting as a passive investor where he owns not more than one percent (1%) of the issued and outstanding capital stock of any publicly-held company. During the period that the above non-competition restriction applies, the Executive shall not, without the written consent of the Company, solicit any employee of the Company or any current or future subsidiary or affiliate thereof to terminate his or her employment.

        9. BREACH OF RESTRICTIVE COVENANTS. The parties agree that a breach or violation of Sections 6, 7 or 8 hereof will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligation hereunder.

        10. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

        a. If to the Company, to:

                 U.S. Wireless Data, Inc.
                 750 Lexington Avenue
                 20th Floor
                 New York, NY 10022

        b. If to the Executive, to:

                 Adi Raviv
                 320 East 72nd Street
                 New York, NY 10021

or to such other respective addresses as the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

        11. ARBITRATION; LEGAL FEES. Except as provided in Section 9 hereof, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city or metropolitan area where the Company’s headquarters are then located, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall reimburse the Executive for all reasonable legal fees and costs and other fees and expenses which the Executive may incur in respect of any dispute or controversy arising against the Company under or in connection with this Agreement; provided, however, that the Company shall not reimburse any such fees, costs and expenses if the fact finder determines that the action brought by the Executive was substantially without merit.

        12. WAIVER OF BREACH. Any waiver of any breach of the Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

        13. NON-ASSIGNMENT; SUCCESSORS. Neither party hereto may assign his or its rights or delegates his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of the Executive to the extent of any payments due to them hereunder. As used in this Agreement, the term “Company” shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

        14. WITHHOLDING OF TAXES. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

        15. SEVERABILITY. To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted there from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

        16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        17. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

        18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof (except as effected by the contents of the stock option agreements which shall govern with respect to its subject matter) and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of August 13, 2002.

U.S. WIRELESS DATA, INC. By: /s/ Dean M. Leavitt Name: Dean M. Leavitt Title: Chairman and CEO THE EXECUTIVE /s/ Adi Raviv Adi Raviv